UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 11, 2007

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 11, 2007, Cabot Corporation committed to closing its carbon black manufacturing facility in Waverly, West Virginia. It is anticipated that manufacturing operations will cease in March 2008 with customer shipments from the facility continuing through the middle of 2008.

The decision to close the facility was driven by changes in the tire manufacturing industry. Over the past 18 months, tire manufacturing has seen a significant restructuring, with multiple tire capacity reductions in North America and the expansion of tire manufacturing facilities in China and other countries in the Asia Pacific and South America regions. These changes, together with the projected growth of imported tires to the United States, require Cabot to make this North American carbon black capacity adjustment in order to maintain its competitiveness. At the same time Cabot remains committed to its ongoing expansion programs in high growth regions of the world.

The Company expects the closure plan will result in a pre-tax charge to earnings of approximately $22 million over the next two years with approximately $8 million of this amount expected to be recorded during fiscal year 2007. Estimates of the total cost the Company expects to incur for each major type of cost associated with the plan are: (i) severance and employee benefits of $2 million for forty-eight employees, (ii) accelerated depreciation and impairment of facility assets of $17 million, and (iii) demolition and site clearing costs of $3 million. The total after-tax charge is estimated to be $14 million.

Net cash outlays related to the closure over the two years are expected to be approximately $4 million. Cabot expects the operating cost benefits from the closure to offset the charge to earnings in approximately 2 years.

On June 12, 2007, the Company issued a press release announcing its intention to close the Waverly, West Virginia plant, a copy of which is attached hereto as Exhibit 99.1.

The statements made in this Form 8-K regarding the amount and timing of the charge to earnings the Company expects to record, the estimates of the total costs expected for each major type of cost, expected net cash outlays and the expected payback on the charge to earnings, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed by these forward-looking statements as a result of various important factors, including: finalization of employee severance arrangements; finalization of the accounting impact of the closure; higher than expected demolition, site clearing, environmental remediation or asset retirement costs; the Company’s tax rate; continued volatility in feedstock and utility costs; lower than expected demand for our products; the Company’s ability to successfully reduce operating costs by consolidating production in fewer plants; the Company’s ability to maintain customer volumes as it consolidates production; and other factors and risks discussed in the Company's 2006 Annual Report on Form 10-K which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

June 12, 2007	By:	/s/ Jonathan P. Mason

Name: Jonathan P. Mason
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Cabot Corporation on June 12, 2007 announcing closure of West Virginia carbon black plant